Exhibit 5.1

Gibson, Dunn & Crutcher LLP 2029 Century Park East
Los Angeles, CA 90067-3025
Tel 310.552.8500 gibsondunn.com

December 22, 2023

Spyre Therapeutics, Inc. 221 Crescent Street, Building 23, Suite 105 Waltham, MA 02453

Re:	Spyre Therapeutics, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Spyre Therapeutics, Inc., a Delaware corporation (the “Company”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of (i) up to 4,481,152 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable to eligible individuals under the Spyre Therapeutics, Inc. 2016 Equity Incentive Plan (as amended and restated, the “2016 Plan”), (ii) up to 6,000,000 shares of Common Stock issuable to eligible individuals under the Spyre Therapeutics, Inc. 2018 Equity Inducement Plan (as amended, the “2018 Plan”), and (iii) 2,734 shares of Common Stock issuable pursuant to outstanding options granted under the Spyre Therapeutics, Inc. 2023 Equity Incentive Plan (the “2023 Plan” and together with the 2016 Plan and 2018 Plan, the “Plans”), assumed by the Company in connection with the merger of Spyre Therapeutics, LLC (f/k/a Spyre Therapeutics, Inc.) with and into a subsidiary of the Company, and converted into options to purchase shares of Common Stock, pursuant to the exchange ratio.

We have examined the Plans and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Abu Dhabi • Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles

Munich • New York • Orange County • Palo Alto • Paris • Riyadh • San Francisco • Singapore • Washington, D.C.

Spyre Therapeutics, Inc.

December 22, 2023

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock issuable under the Plans, when issued and sold in accordance with the terms of the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/S/ GIBSON, DUNN & CRUTCHER